Exhibit 99.2

FOR IMMEDIATE RELEASE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY RESTRICTED JURISDICTION

19 November 2008

Acquisition Effective Date, Cancellation of Trading and Delisting

Recommended Cash Acquisition of Benfield Group Limited by Aon Corporation

Benfield Group Limited notes the announcement made today by Aon Corporation that it has obtained antitrust, competition and regulatory approvals and consents so as to enable it to complete the Acquisition, and confirms that the Acquisition Effective Date is expected to be Friday 28 November 2008.

Application has been made to the UK Listing Authority requesting cancellation of: (a) trading in Benfield Common Shares on the London Stock Exchange’s Main Market for listed securities; and (b) the listing of Benfield Common Shares on the official list of the Financial Services Authority.

It is expected that the last day of trading in Benfield Common Shares will be Thursday 27 November 2008.  Delisting is expected to take place at 8.00 a.m. on Friday 28 November 2008.

Unless the context otherwise requires, terms defined in the circular sent to shareholders on 19 September 2008 but not defined herein have the same meaning when used in this announcement.

Enquiries:
Bidco and Aon Corporation Scott Malchow (Vice President, Investor Relations) David Prosperi (Vice President, Global Public Relations)	Tel: +1 312 381 3983 Tel: +1 312 381 2485

Benfield Analysts & Investors Julianne Jessup (Benfield) Rob Bailhache (Financial Dynamics) Media David Bogg (Benfield) Peter Rigby/David Haggie (Haggie Financial)	Tel: +44 (0)20 7578 7425 Tel: +44 (0)20 7269 7200 Tel: +44 (0)20 7522 4016 Tel: +44 (0)20 7417 8989

Benfield is the world’s leading independent reinsurance and risk intermediary. Its customers include many of the world’s major insurance and reinsurance companies as well as government entities and global corporations. Benfield operates from more than 50 locations worldwide and is listed on the London Stock Exchange under the ticker symbol BFD. www.benfieldgroup.com.

As Benfield is incorporated and has its registered office in Bermuda, the Code does not apply to the Acquisition. However, pursuant to the terms of the Implementation Agreement, Benfield and Bidco have agreed that the provisions of the Code will apply to the Acquisition. Benfield agrees to comply with the Code in relation to the Acquisition for so long as the Board determines that to do so it is in the best interests of Benfield. Aon has undertaken to comply with the Code for so long as (i) the Benfield Board recommend the Acquisition; (ii) the Benfield Board do not withdraw or adversely modify the recommendation of the Acquisition; (iii) the Benfield Board do not resolve to cease complying with the Code; and (iv) any other potential offeror also agrees to comply with the Code within a certain period following its offer or approach to Benfield. Benfield and Aon have acknowledged that the Takeover Panel does not have jurisdiction over the Acquisition and have agreed to appoint an independent committee with delegated authority from the Benfield Board to determine the application and interpretation of the Code. In the event of any dispute arising between affected parties which cannot be resolved, Benfield and Aon have agreed to jointly refer the dispute to an independent third party who has, in the opinion of Benfield and Aon acting reasonably, suitable experience and expertise in respect of the Code to determine that dispute.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and, therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. This announcement has been prepared for the purposes of complying with English law and with regard to the Code, and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

Credit Suisse, which is authorised and regulated in the UK by the Financial Services Authority, is acting for Aon and Bidco and no one else in connection with the Acquisition and will not be responsible to anyone other than Aon and Bidco for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the Acquisition or any other matters referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

Lexicon Partners, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial advisor to Aon and Bidco and no one else in connection with the Acquisition and will not be responsible to anyone other than Aon and Bidco for providing the protections afforded to the clients of Lexicon Partners nor for giving advice in relation to the Acquisition.

Merrill Lynch is acting as financial adviser and corporate broker to Benfield and no one else in connection with the Acquisition and will not be responsible to anyone other than Benfield for providing the protections afforded to clients of Merrill Lynch nor for giving advice in relation to the Acquisition.